Exhibit 10.3
May 6, 2025
Shannon Buggy
At the Address on file with the Company

Dear Shannon,
This letter agreement (this “Letter Agreement”), effective as of May 6, 2025 (the “Effective Date”), sets forth the terms and conditions of our agreement regarding your new position as Senior Vice President, Global Head of People and Technology. Capitalized terms used in this Letter Agreement that are not defined herein have the meanings set forth in your employment agreement with Cronos USA Client Services LLC, a limited liability company incorporated in the State of Delaware (the “Company”) and, solely for the purposes specified therein, Cronos Group Inc. (“Cronos Group”), a corporate organized under the laws of the Province of British Columbia, dated as of August 31, 2020 (the “Employment Agreement”).
1.Position and Reporting Relationship.
As of the Effective Date, your employment with the Company will continue in the position of Senior Vice President, Global Head of People and Technology. You will continue to be instructed by report to the Chief Executive Officer of Cronos Group.
2.Compensation.
As of the Effective Date: (a) the Base Salary will increase to US $330,000, less applicable deductions and withholdings; (b) your annual target bonus opportunity will increase to 60% of Base Salary; and (c) your target annual long-term incentive opportunity over shares of Cronos Group will increase to 75% of Base Salary.
3.General.
Except as expressly modified by this Letter Agreement, all terms and conditions of your employment, as set out in the Employment Agreement, including, without limitation, Section 6 (“Termination of Employment”) and Section 7 (“Restrictive Covenants”), remain unchanged and continue in full force and effect.
4.Independent Legal Advice.
You acknowledge that you have been encouraged to obtain independent legal advice regarding the execution of this Letter Agreement, and that you have either obtained such advice or voluntarily chosen not to do so, and hereby waive any objections or claims you may make resulting from any failure on your part to obtain such advice.
5.Counterparts.
This Letter Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter Agreement by electronic transmission, including in portable document format (.pdf), shall be deemed as effective as delivery of an original executed counterpart of this Letter Agreement.

Exhibit 10.3
If you agree that this Letter Agreement correctly memorializes our understandings, please sign and return this Agreement, which shall become a binding agreement as the Effective Date.
Sincerely,
CRONOS USA CLIENT SERVICES LLC
By:    /s/ Michael Gorenstein
Name:    Michael Gorenstein
Title:    President
CRONOS GROUP INC.
By:    /s/ Michael Gorenstein
Name:    Michael Gorenstein
Title:    President and Chief Executive     Officer

Accepted and Agreed:
/s/ Shannon Buggy
Shannon Buggy
Date: May 6, 2025